EXHIBIT 99.1

Contact: Jim Zeumer Pulte Homes, Inc. Corporate Communications (248) 433-4597 jim.zeumer@pulte.com

FOR IMMEDIATE RELEASE

Pulte Homes Announces Redemption of Del Webb Corporation Senior
Subordinated Debentures

BLOOMFIELD HILLS, Mich. — November 20, 2003 — Pulte Homes, Inc. (NYSE: PHM) today announced that Del Webb Corporation has given notice of its election to redeem all of Del Webb’s outstanding 10.25% senior subordinated debentures due 2010, with an original principal amount of $150 million (approximately $73.5 currently outstanding), on the following terms:

•	The redemption date is February 16, 2004;

•	The redemption price is 105.125% of the principal amount; and

•	Interest will cease to accrue on and after the redemption date.

About Pulte Homes

Pulte Homes, Inc., (www.pulte.com) based in Bloomfield Hills, Michigan, has operations in 44 markets across the United States. Under its Del Webb (www.delwebb.com) brand, the Company is also the nation’s leading builder of active adult communities for people age 55 and older. Over its history, the Company has constructed more than 330,000 homes and has been named Builder of the Year for 2002 by Professional Builder magazine. Pulte Mortgage LLC is a nationwide lender committed to meeting the financing needs of Pulte Homes’ customers by offering a wide variety of loan products and superior customer service.

/Web site: http://www.pulte.com/

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100 Bloomfield Hills Parkway, Suite 300
Bloomfield Hills, Michigan 48304
(248) 647-2750